UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2021

DESTINATION XL GROUP, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	01-34219	04-2623104
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 Turnpike Street, Canton, Massachusetts		02021
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (781) 828-9300

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act. None

Title of each class	Trading symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 16, 2021, Destination XL Group, Inc. (the “Company”) refinanced its existing $15.0 million first-in, last-out term loan (the “existing FILO Loan”) under its Seventh Amended and Restated Credit Agreement, with Bank of America, N.A. as amended (the “Credit Agreement”).  The Company entered into a new $17.5 million FILO loan facility (the “new FILO Loan”) by executing the Fourth Amendment to the Credit Agreement (the “Fourth Amendment”).  The Company elected to refinance because it was able to increase the applicable advance rates and expects the new FILO Loan to provide additional borrowing capacity of approximately $5.0 to $10.0 million as compared to the existing FILO Loan.  There was no prepayment penalty incurred by the Company on retiring the existing FILO Loan.

The Fourth Amendment amended the Credit Facility to, among other things:

•	Replace the existing FILO Loan of $15.0 million with a new FILO Loan of $17.5 million. The new FILO Loan will be subject to quarterly principal repayments of $218,750 beginning December 31, 2021.
•	Add Pathlight Capital Fund II LP as a FILO lender and PLC Agent LLC, as agent for the FILO lender.
•

Modify the applicable margin rate such that, for the first six months from the effective date of the Fourth Amendment, the applicable margin rate for the new FILO Loan will be 7.50% (a 250 to 300 basis point increase from the existing FILO Loan).  Thereafter, the applicable margin rate will be 7.50% for so long as the Company’s 12-month trailing consolidated EBITDA (as defined in the Fourth Amendment) measured as of the end of each month is less than $18.0 million, or 7.00% when 12-month trailing consolidated EBITDA is equal to or greater than $18.0 million.

•

Increase the FILO Inventory Advance Rate to 15.0%, which will decrease each quarter by 20 basis points beginning on December 31, 2021.  Under the existing FILO Loan the advance rate was 7.5% and scheduled to decrease to 5.0% on May 24, 2021.

•

Increase the FILO IP advance rate to 50.0%, which will decrease each quarter by 20 basis points beginning on December 31, 2021.  Under the existing FILO Loan the advance rate was 45.0% and scheduled to decrease to 40.0% on May 24, 2021.

•	Increase the advance rate of credit card receivables to 10.0%. Under the existing FILO Loan the advance rate was 7.5% and scheduled to decrease to 5.0% on May 24, 2021.
•	Add an in-transit advance rate of 25.0% to the FILO borrowing base, which will begin to decrease by 20 basis points each quarter beginning December 31, 2021.
•	Add a letter of credit inventory advance rate of 20.0% to the FILO borrowing Base, which will begin to decrease by 20 basis points each quarter beginning December 31, 2021.

•	Add an advance rate of 15.0% against eligible Amazon receivables, up to a maximum of $1.4 million.
•

Add a prepayment premium with respect to any prepayment of the new FILO Loan within the first two years from the effective date of the Fourth Amendment.  If any portion of the principal for the new FILO Loan is prepaid during that two-year period, the Company will incur a cost equal to the greater of (i) the incremental interest that would have been incurred with respect to that principal repayment during the two year period and (ii) 3% of the principal prepayment, unless the prepayment occurs after March 16, 2022 in connection with the Company’s renegotiation of its Credit Agreement in which case the prepayment premium would be equal to 1% of the principal prepayment.

The maturity date remains May 24, 2023 but may be automatically extended in connection with any extension of the revolving facility under the Credit Agreement, but no later than March 16, 2026, without approval from the FILO lender.

The foregoing description of the Fourth Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Fourth Amendment, which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

 Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1

Fourth Amendment to the Seventh Amended and Restated Credit Agreement dated March 16, 2021, by and among Bank of America, N.A., as Administrative Agent and Collateral Agent, the Lenders identified therein, PLC Agent LLC, as FILO Agent, the Company, as Lead Borrower, the Company and CMRG Apparel, LLC, as Borrowers, and the Guarantors identified therein.

104	Cover Page Interactive Data File – The cover page interactive data file does not appear in the interactive data file because its XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DESTINATION XL GROUP, INC.
Date:	March 18, 2021	By:	/s/ Robert S. Molloy
Robert S. Molloy
General Counsel and Secretary